Exhibit 99.1
In an historic decision, Triple-S shareholders pave way for
an Initial Public Offering
SAN JUAN, PUERTO RICO. May 1, 2006— Shareholders of Triple-S Management Corporation (the “Corporation”) voted to approve the amendments to the Corporation’s Articles of Incorporation and Bylaws as recommended by the Board of Directors, to pave the way for an initial public offering (IPO) for the Corporation.
“This is an historic event for the Corporation, which was founded in 1959. This vote is important because it allows the Corporation to have access to capital markets to finance its development and diversification,” said Ramón Ruiz Comas, president and chief executive officer of Triple-S Management, Corp.
On the other hand, Dr. Wilmer Rodríguez, president of the Board of Directors, expressed his satisfaction with the response of the shareholders and the approval of vital changes for the Corporation.
Shareholders approved changes in the Corporation’s Articles of Incorporation to eliminate the restrictions of who may own shares and allow for the valuation of the stock. Voting took place on Sunday as part of the Annual Shareholders Meeting held at the Condado Plaza Hotel.
More than 75% of shares issued and in circulation participated in the voting. Shares present or represented approved the proposals submitted by the Board of Directors by more than 96% of the vote.
“Our shareholders demonstrated that they fully believe in the need to continue the development of the Corporation to ensure that it keeps on being the best alternative in Puerto Rico for excellence in insurance services and products,” said Dr. Rodríguez.
Triple-S Management Corporation is the holding company of the entities that make up the Triple-S Group that includes the health insurance company Triple-S, Inc., which is an independent licensee of the Blue Cross Blue Shield Association; the life insurance companies Seguros de Vida Triple-S, Inc. and Great American Life Assurance Company of Puerto Rico; the property and casualty insurance subsidiary, Seguros Triple-S, Inc.; Triple-C, Inc., the company that manages the Health Reform for Triple-S, Inc. and other health services for other companies in Puerto Rico; and the insurance agency Signature Insurance Agency. In addition, Triple-S Management Corporation is the holding company for Interactive Systems, Inc. the company that provides technological applications and solutions for all of the Corporation’s subsidiaries.
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